Exhibit 5.1

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038

February 4, 2015
PBF Energy Inc.
One Sylvan Way, Second Floor
Parsippany, NJ 07054

Ladies and Gentlemen:

We have acted as counsel to PBF Energy Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by certain of its stockholders (the “Selling Stockholders”) of an aggregate of 3,804,653 shares of Class A common stock, par value $0.001 per share of the Company (the “Shares”). The Shares are to be sold by the Selling Stockholders pursuant to the underwriting agreement, dated as of February 2, 2015 (the “Underwriting Agreement”), among the Company, the Selling Stockholders and the Underwriters named therein.

In furnishing this opinion, we have examined copies of (a) the Amended and Restated Certificate of Incorporation of the Company, (b) the Amended and Restated Bylaws of the Company, (c) the Exchange Agreement, (d) the Amended and Restated Limited Liability Company Agreement of PBF Energy Company LLC, (e) the Company’s Registration Statement on Form S-3 (File No. 333-193210) (the “Registration Statement”), (f) the prospectus dated January 6, 2014 contained within the Registration Statement, (g) the preliminary prospectus supplement dated February 2, 2015 relating to the Shares, (h) the prospectus supplement dated February 2, 2015 relating to the Shares, (i) the Underwriting Agreement and (j) the form of Class A common stock certificate of the Company. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Selling Stockholders.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, when issued upon the exchange in accordance with the Exchange Agreement and sold as

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contemplated by the prospectus supplement to the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the prospectus supplement to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP
STROOCK & STROOCK & LAVAN LLP

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